Exhibit 99.1
Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Investors Contact: Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
Lincoln Electric Reports
2009 First Quarter Financial Results
Three Months Ended March 31, 2009
•	Sales decreased 33.6% to $411.8 million

•	Excluding rationalization charges, operating income was $12.7 million; including rationalization charges, operating income was $1.0 million

•	Rationalization charges totaling $11.7 million recorded in the quarter

•	Excluding rationalization charges, net income was $3.8 million, or $0.09 per diluted share; including rationalization charges, net loss was $3.6 million, or $0.08 per diluted share

•	Net cash provided by operating activities increased 6.1% to $71.7 million
          CLEVELAND, Ohio, U.S.A., April 28, 2009 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today reported 2009 first quarter sales decreased 33.6% to $411.8 million from $620.2 million in the comparable 2008 period. Operating income for the first quarter decreased to $1.0 million from $78.5 million in 2008. Excluding rationalization charges, operating income was $12.7 million.
          Sales for the Company’s North American operations were $246.7 million in the quarter versus $371.1 million in the comparable quarter last year, a decrease of 33.5%. U.S. export sales in the quarter decreased 39.9% to $37.0 million from $61.6 million in the year-ago quarter.
          Sales at Lincoln subsidiaries outside North America decreased 33.7% to $165.1 million in the first quarter, compared with $249.1 million in the comparable quarter last year. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America decreased 24.4% in the quarter.
          The net loss for the first quarter was $3.6 million, or $0.08 per diluted share, compared with net income of $53.5 million in the first quarter of 2008. Excluding rationalization charges, net income was $3.8 million, or $0.09 per diluted share. The Company recorded tax expense of $1.6 million on a pretax loss of $2.0 million for the first quarter of 2009 as several foreign entities reported losses with no tax benefit.
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Lincoln Electric Reports 2009 First Quarter Financial Results
          “Our first quarter results reflect the difficult challenges and negative impacts of the depressed global economy,” said John M. Stropki, Chairman and Chief Executive Officer. “The rapid and steep deterioration in overall global demand, combined with the liquidation of our higher cost inventory, resulted in a significant reduction in profitability during the quarter.
          “We have been aggressively realigning our business to current market conditions. These actions resulted in a first quarter 2009 pre-tax rationalization charge of $11.7 million, the benefits of which, if annualized, we estimate will generate savings of over $80 million. During the first quarter, we began to see the positive impacts of these actions and expect to see the full benefit in the 2009 second quarter of an approximate $20 million per quarter cost savings. In addition, we are actively evaluating additional actions which will further rationalize staffing, compensation levels and manufacturing facilities around the world. We estimate these actions will generate additional annualized savings of $20 million to $25 million and result in pre-tax rationalization charges of $8 million to $10 million. During the quarter, our focus on managing our balance sheet resulted in reducing our working capital, helping us generate over $71.7 million in cash. This enabled us to increase our cash balance to over $300 million, including paying down $30 million in debt. Our strong financial position and our ongoing rationalization efforts will allow us to make the necessary investments to achieve our long-term strategic objectives. We are confident we will emerge from the global recession with a more efficient and highly competitive business model, one which will further strengthen our market leadership position, accelerate our global growth and improve our overall profitability.”
          Net cash provided by operating activities increased 6.1% to $71.7 million in the first quarter compared with $67.5 million for the comparable period in 2008. During the first quarter 2009, the Company repaid $30 million of outstanding debt on maturity under its Senior Unsecured Notes and paid $11.4 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share, which was paid on April 15, 2009 to holders of record as of March 31, 2009.
          The Company announced on March 16, 2009, that its Asian subsidiary, The Lincoln Electric Company (Asia Pacific) Pte., Ltd (“Lincoln Asia Pacific”), had signed definitive agreements to acquire 100% of Jinzhou Jin Tai Welding and Metal Co., (“Jin Tai”), a welding wire business in Jinzhou, China. This acquisition will greatly expand the Company’s customer base and bring significant cost-competitive MIG wire manufacturing capacity under the Company’s control. Lincoln Asia Pacific previously owned 48% of Jin Tai, whose sales were approximately $200 million in 2008. The transaction is subject to the approval of government regulatory agencies, with closing expected in the third quarter of 2009, subject to the satisfaction or waiver of customary conditions.
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Lincoln Electric Reports 2009 First Quarter Financial Results
          Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 42 manufacturing locations, including operations and joint ventures in 21 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
          The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.
          A conference call to discuss the 2009 first quarter financial results is scheduled for today, Tuesday, April 28, 2009, at 10:00 a.m., Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com.
          The 2009 Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m. Eastern Time on Thursday, April 30, 2009, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio.
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Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Three Months Ended March 31,				Fav (Unfav) to Prior Year
	2009	% of Sales	2008	% of Sales	$	%
Net sales	$411,751	100.0%	$620,227	100.0%	$(208,476)	(33.6%)
Cost of goods sold	321,503	78.1%	442,776	71.4%	121,273	27.4%

Gross profit	90,248	21.9%	177,451	28.6%	(87,203)	(49.1%)
Selling, general & administrative expenses	77,516	18.8%	98,961	16.0%	21,445	21.7%
Rationalization charges	11,699	2.8%	—	0.0%	(11,699)	N/A

Operating income	1,033	0.3%	78,490	12.7%	(77,457)	(98.7%)
Interest income	1,112	0.3%	2,434	0.4%	(1,322)	(54.3%)
Equity (loss) earnings in affiliates	(1,986)	(0.5%)	549	0.1%	(2,535)	(461.7%)
Other income	393	0.1%	499	0.1%	(106)	(21.2%)
Interest expense	(2,562)	(0.6%)	(2,981)	(0.5%)	419	14.1%

(Loss) income before income taxes	(2,010)	(0.5%)	78,991	12.7%	(81,001)	(102.5%)
Income taxes	1,584	0.4%	25,514	4.1%	23,930	93.8%
Effective tax rate	(78.8%)		32.3%		(111.1%)

Net (loss) income	$(3,594)	(0.9%)	$53,477	8.6%	$(57,071)	(106.7%)

Reconciliation of Net (Loss) Income as Reported to Adjusted Net Income:

	Three Months Ended March 31,		Change
	2009	2008	$	%
Net (loss) income as reported (1)	$(3,594)	$53,477	$(57,071)	(106.7%)
Adjustment:
Rationalization charges, after-tax	7,428	—	7,428	N/A

Adjusted net income (2)	$3,834	$53,477	$(49,643)	(92.8%)

Basic (loss) earnings per share	$(0.08)	$1.25	$(1.33)	(106.4%)
Adjustment (1)	0.17	—	0.17	N/A

Adjusted basic earnings per share (2)	$0.09	$1.25	$(1.16)	(92.8%)

Diluted (loss) earnings per share	$(0.08)	$1.24	$(1.32)	(106.5%)
Adjustment (1)	0.17	—	0.17	N/A

Adjusted diluted earnings per share (2)	$0.09	$1.24	$(1.15)	(92.7%)

Weighted average shares (basic)	42,372	42,675
Weighted average shares (diluted)	42,568	43,090

(1)	Net loss includes rationalization charges of $11,699 ($7,428 after-tax) in the first quarter of 2009.

(2)	Adjusted net income excluding rationalization charges and adjusted basic and diluted earnings per share excluding rationalization charges are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Balance Sheet Highlights

Selected Consolidated Balance Sheet Data	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$300,452	$284,332
Total current assets	951,708	1,024,726
Property, plant and equipment, net	418,066	427,902
Total assets	1,628,649	1,718,805

Total current liabilities	310,409	356,642
Short-term debt	19,091	50,693
Long-term debt	89,964	91,537
Total equity	976,389	1,009,973

Net Operating Working Capital	March 31,	December 31,
	2009	2008
Trade accounts receivable	$260,531	$299,171
Inventory	300,645	346,932
Trade accounts payable	117,857	124,388

Net operating working capital	$443,319	$521,715

Net operating working capital % to net sales (2)	28.0%	26.1%

Invested Capital	March 31,	December 31,
	2009	2008
Short-term debt	$19,091	$50,693
Long-term debt	89,964	91,537

Total debt	109,055	142,230
Total equity	976,389	1,009,973

Invested capital	$1,085,444	$1,152,203

Total debt / invested capital	10.0%	12.3%
Return on invested capital (1)	14.5%	18.6%

(1)	Return on invested capital is defined as rolling 12 months of earnings excluding tax-effected interest divided by invested capital.

(2)	Net operating working capital % to net sales is defined as net operating working capital divided by annualized rolling 3 months of sales.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(3,594)	$53,477
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	13,488	13,907
Equity loss of affiliates, net	3,254	4
Other non-cash items, net	(6,741)	3,816
Changes in operating assets and liabilities, net of effects from acquisitions:
Decrease (increase) in accounts receivable	31,417	(37,174)
Decrease (increase) in inventories	37,163	(26,970)
(Decrease) increase in accounts payable	(4,382)	31,172
Decrease in accrued pensions	(6,504)	(6,640)
Net change in other current assets and liabilities	4,618	31,998
Net change in other long-term assets and liabilities	2,944	3,933

NET CASH PROVIDED BY OPERATING ACTIVITIES	71,663	67,523

INVESTING ACTIVITIES:
Capital expenditures	(13,565)	(12,812)
Acquisition of businesses, net of cash acquired	—	(8,675)
Proceeds from sale of property, plant and equipment	192	272

NET CASH USED BY INVESTING ACTIVITIES	(13,373)	(21,215)

FINANCING ACTIVITIES:
Net change in borrowings	(28,859)	(1,095)
Proceeds from exercise of stock options	16	1,591
Tax benefit from exercise of stock options	2	819
Purchase of shares for treasury	(343)	(18,033)
Cash dividends paid to shareholders	(11,444)	(10,720)

NET CASH USED BY FINANCING ACTIVITIES	(40,628)	(27,438)

Effect of exchange rate changes on cash and cash equivalents	(1,542)	1,601

INCREASE IN CASH AND CASH EQUIVALENTS	16,120	20,471
Cash and cash equivalents at beginning of period	284,332	217,382

Cash and cash equivalents at end of period	$300,452	$237,853

Cash dividends paid per share	$0.27	$0.25

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Segment Highlights

	North		Other
	America	Europe	Countries	Eliminations	Consolidated
Three months ended March 31, 2009
Net sales to unaffiliated customers	$246,656	$93,300	$71,795	$—	$411,751
Inter-segment sales	17,608	2,502	1,963	(22,073)	—

Total	$264,264	$95,802	$73,758	$(22,073)	$411,751

Income (loss) before interest and income taxes	$8,233	$(6,604)	$(1,623)	$(566)	$(560)
As a percent of total sales	3.1%	(6.9%)	(2.2%)		(0.1%)

Adjustments:
Rationalization charges	$10,526	$470	$703	$—	$11,699
Adjusted income (loss) before interest and income taxes excluding rationalization charges (1)	$18,759	$(6,134)	$(920)	$(566)	$11,139
As a percent of total sales	7.1%	(6.4%)	(1.2%)		2.7%

Three months ended March 31, 2008
Net sales to unaffiliated customers	$371,113	$147,445	$101,669	$—	$620,227
Inter-segment sales	27,066	6,925	1,566	(35,557)	—

Total	$398,179	$154,370	$103,235	$(35,557)	$620,227

Income (loss) before interest and income taxes	$56,533	$18,219	$5,039	$(253)	$79,538
As a percent of total sales	14.2%	11.8%	4.9%		12.8%

(1)	Adjusted income (loss) before interest and income taxes excluding rationalization charges is a non-GAAP financial measure that management believes is important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.